Exhibit 99.3

Bio-Path Holdings, Inc. Announces $2.0 Million Registered Direct Offering and Concurrent Private Placement

HOUSTON — November 7, 2022 – Bio-Path Holdings, Inc., (NASDAQ:BPTH), a biotechnology company leveraging its proprietary DNAbilize® liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced that it has entered into a definitive agreement with certain institutional investors for the issuance and sale of 800,000 shares of its common stock (or common stock equivalents) for a price of $2.50 per share, for gross proceeds of approximately $2.0 million, in a registered direct offering. Additionally, in a concurrent private placement, Bio-Path has also agreed to issue to such investors unregistered warrants. The offerings are expected to close on or about November 9, 2022, subject to the satisfaction of customary closing conditions.

Roth Capital Partners is acting as the sole placement agent for the offerings.

Bio-Path will issue to the investor in the concurrent private placement warrants to purchase up to 800,000 shares of common stock, which represents 100% of the number of shares of common stock (or common stock equivalents) issued in the registered direct offering, with an exercise price $2.85 per share and exercise period commencing six (6) months following the issuance date and a term of five and one-half (5.5) years.

Bio-Path currently intends to use the net proceeds from the offerings for working capital and general corporate purposes.

The shares of common stock (or common stock equivalents) offered in the registered direct offering (but not the warrants issued in the concurrent private placement or the shares of common stock underlying the warrants) are being offered and sold by Bio-Path pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-265282), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (SEC) on June 14, 2022. The offering of the shares of common stock (or common stock equivalents) will be made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained from Roth Capital Partners, LLC at rothecm@roth.com.

Neither the warrants issued in the concurrent private placement nor the underlying shares of common stock issuable upon exercise of the warrants will be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The warrants and the underlying shares of common stock issuable upon exercise of the warrants will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and BP1001-A, a drug product modification of prexigebersen, has been cleared by the FDA and Phase 1 studies in solid tumors will commence in 2022. The Company’s second product, BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including lymphoma and acute myeloid leukemia. In addition, an IND is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3, in 2022 or the first quarter of 2023.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the offerings, including those relating to the size thereof, the expected proceeds from the offering, the intended use of proceeds and the timing of the closing of the offering. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the impact, risks and uncertainties related to COVID-19 and actions taken by governmental authorities or others in connection therewith, Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10- K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369